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Exhibit 5.11

THOMAS L. DEVINE
TDeVine@faegre.com
303-607-3765

June 7, 2011

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112-0015

  Re:
  Reliance on March 25, 2011, Colorado Special Counsel Opinion

Gentlemen:

        Attached hereto is a copy of the opinion of this firm dated March 25, 2011, and addressed to Jefferies & Company, Inc., as the Initial Purchaser, and Wilmington Trust FSB, as Trustee named in the Purchase Agreement, dated as of March 22, 2011, among the Company, the guarantors party thereto and the several Initial Purchasers named therein. As counsel to Kratos Defense & Security Solutions, Inc., you may rely on the opinions set forth in such opinion to the same extent as if such opinion had been addressed and delivered to you on the date of its issuance.

Sincerely yours,
/s/ FAEGRE & BENSON LLP
FAEGRE & BENSON LLP

TLD:clw
Enclosure

fb.us.6897157.01

March 25, 2011

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Oppenheimer & Co. Inc. (together, the "Initial Purchasers")
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022

  Re:
  Registration Rights Agreement dated March 25, 2011, among Acquisition Co. Lanza Parent, a Delaware corporation, Kratos Defense & Security Solutions, Inc. ("Kratos"), the other subsidiaries of Kratos party thereto and the Initial Purchasers; Purchase Agreement dated March 22, 2011, by and among Acquisition Co. Lanza Parent, a Delaware corporation, the Stage II Guarantors, Kratos Defense & Security Solutions, Inc., Lanza Acquisition Co. and the Initial Purchasers

Ladies and Gentlemen:

We have acted as special Colorado counsel to Henry Bros. Electronics, Inc., a Colorado corporation (the "Company"), in connection with certain matters of Colorado law relating to specified transactions contemplated by the Registration Rights Agreement and the Purchase Agreement described above. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Registration Rights Agreement and the Purchase Agreement.

For purposes of this letter, we have examined such questions of law as we have deemed necessary and appropriate and have also examined the following documents and instruments each dated as indicated and each purported to have been signed on behalf of each signatory thereto:

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Oppenheimer & Co. Inc.
March 25, 2011

        1.     Registration Rights Agreement dated March 25, 2011, among Acquisition Co. Lanza Parent, a Delaware corporation, Kratos, the other subsidiaries of Kratos party thereto, and the Initial Purchasers (the "Registration Rights Agreement"), and

        2.     Purchase Agreement dated March 22, 2011, by and among Acquisition Co. Lanza Parent, a Delaware corporation, the Stage II Guarantors, Kratos, Lanza Acquisition Co. and the Initial Purchasers ("Purchase Agreement").

The Registration Rights Agreement and the Purchase Agreement are referred to collectively in this letter as the "Transaction Documents."

We have further examined:

        A.    An electronically transmitted copy of the Articles of Incorporation of the Company (formerly known as Photo-Scan of Colo., Inc. and Securus, Inc.) as filed with the Colorado Secretary of State (the "Secretary of State") on March 11, 1970; an electronically transmitted copy of the Articles of Merger of Photo-Scan of Colo., Inc. and Marcham Controls, Inc, as filed with the Secretary of State on March 17, 1987; and Articles of Amendment to the Articles of Incorporation of Photo-Scan of Colo., Inc., as filed with the Secretary of State on April 7, 1987 (as amended, the "Articles") and an electronically transmitted copy of the Bylaws of the Company, undated (the "Bylaws");

        B.    An electronically transmitted copy of a Certificate of Good Standing, dated March 24, 2022, with respect to the Company issued by the Secretary of State, indicating that as of date of issuance the Company is in good standing in the State of Colorado (the "Good Standing Certificate");

        C.    An electronically transmitted copy of the Written Consent of the Board of Directors of the Subsidiary Guarantors, dated March 10, 2011, unanimously approving the Transaction Documents (the "Board Consent");

        D.    An electronically transmitted copy of the Secretary's Certificate of the Company, dated March 25, 2011, certifying to the truth and correctness of the Company's Articles, Bylaws and Board Consent and the qualification and incumbency of the officers of the Company identified therein (the "Secretary's Certificate" and together with the Articles, Bylaws and the Board Consent, collectively, the "Organizational Documents")

        E.    A certificate, dated March 25, 2011, from an officer of the Company as to certain factual matters relating to this opinion letter (the "Opinion Certificate").

The opinions set forth in this letter, as they relate to specific documents, relate to the specified documents and do not extend to documents, agreements, or instruments referred to in those documents (even if incorporated therein by reference) that are not expressly identified in this letter as having been examined by us.

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Oppenheimer & Co. Inc.
March 25, 2011

The Transaction Documents purport to be construed in accordance with and governed by the laws of the State of New York. Notwithstanding such provisions, we assume for purposes of the opinions expressed herein that such choice of law provisions are disregarded and those documents are instead governed by the internal laws of the State of Colorado (without regard to conflicts of law principles). The opinions expressed herein are based and are limited to the laws of the State of Colorado, and we do not express any opinion as to the law of any other jurisdiction. Our opinion excludes any opinion with respect to antitrust or securities laws or laws or judicial decisions related to fiduciary duties in connection with, or the fairness of transactions like, the transactions contemplated by the Transaction Documents. We express no opinion whatsoever with respect to the applicability or effect of the laws of any other jurisdiction or principles of conflicts of law and can assume no responsibility for the applicability or effect of any such laws or principles.

We call to your attention the fact that we have been engaged as special counsel to the Company solely in connection with the transactions provided for in the Transaction Documents, and that the Company may be regularly represented in legal matters by law firms other than Snell & Wilmer. Except to the extent otherwise set forth above, for purposes of our opinion we have not conducted any investigation or performed any other examination or review, including, without limitation, any of the following actions: (i) a review of any files belonging to the Company which are not presently in our possession, including, without limitation, files held by other counsel or predecessor counsel to the Company; (ii) an examination of the records of any court, arbitrator or similar tribunal; (iii) a review of the official records of any county recorder to determine whether any third parties have filed instruments which purport to assert claims against the Company; (iv) a review of the official records of any county recorder, any Secretary of State, the United States Patent and Trademark Office, or any other government agency or authority to determine whether any third parties have filed instruments which purpose to document a security interest, lien or encumbrance with respect to any assets of the Company; or (v) a discussion with any attorneys in our firm (other than any attorneys working on the transactions provided for in the Transaction Documents) or any other third parties.

As to questions of fact (but not facts constituting legal conclusions) material to our opinions and as to the accuracy of the representations and warranties made by Company in the Transaction Documents, we have, without independent investigation, relied upon the Opinion Certificate. Although we have not made any independent investigation or verification of any of the matters set forth therein, nothing has come to our attention which would indicate that reliance on any of the foregoing would be unreasonable.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

        1.     The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado.

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Oppenheimer & Co. Inc.
March 25, 2011

        2.     The execution, delivery and performance of each of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents to which the Company is a party have been duly authorized by the Company, and each such Transaction Document has been duly executed and delivered by the Company.

        3.     The Company has all necessary corporate power and authority to execute and deliver, and perform its obligations under, each of the Transaction Documents to which it is a party.

        4.     Neither the execution and delivery by the Company of the Transaction Documents to which it is a party, nor the performance by the Company of its obligations thereunder in accordance with the terms thereof: (i) violates any provision of the Company's Articles or Bylaws; or (ii) requires the consent or approval of, or any filing or registration with, any State of Colorado governmental authority or, to our knowledge, any Colorado court other than (a) those which have been obtained or filed, and (b) any consents, approvals or filings required in connection with the exercise of certain remedies under the Transaction Documents to the extent required pursuant to the terms thereof.

In rendering the foregoing opinions, we have assumed, with your consent:

          (a)   The genuineness of the signatures not witnessed;

          (b)   The authenticity, accuracy and completeness of documents submitted as originals and the conformity to originals of documents submitted as copies;

          (c)   The legal capacity of all natural persons who executed the Transaction Documents and the Opinion Certificate.

          (d)   The Articles as filed with the Secretary of State are the actual and current articles of incorporation of the Company, and none of the Articles, the Bylaws or the Board Consent have been amended, modified, rescinded or superseded;

          (e)   The Transaction Documents accurately describe and contain the understandings of each and every party thereto, and there are no oral or written statements or agreements by any of the parties to the Transaction Documents that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Transaction Documents;

          (f)    The Transaction Documents have been duly authorized by all requisite entity action on the part of each of the parties thereto other than the Company (collectively, the "Other Parties"), the execution, delivery and performance of the Transaction Documents by the Other Parties will not conflict with or violate any provision of any charter document, law, rule or regulation, judgment, order or decree, or agreement or other document binding upon or applicable to the Other Parties or their respective assets, all consents required of the Other Parties in connection with the authorization, execution, delivery and performance of the Transaction Documents, as well as all third party consents, have been obtained or waived, and each of the Transaction Documents has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms.

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Oppenheimer & Co. Inc.
March 25, 2011

The opinions set forth above are subject to the following qualifications, comments and limitations:

          (i)    The effects of laws or court decisions or legal or equitable principles relating to bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, liquidation, readjustment of debt or other laws or court decisions or legal or equitable principles relating to or affecting the enforcement of creditors' rights or intended for the protection of creditors generally, whether now or hereafter in effect.

          (ii)   The effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) which, among other things, may limit the availability of specific performance, injunctive relief, self-help or other equitable remedies.

          (iii)  As used in this opinion, the phrase "to our knowledge," or words of similar import, mean, as to matters of fact, that, to the actual knowledge of the attorneys within our firm principally responsible for the transaction contemplated by the Transaction Documents, but without any independent factual investigation or verification of any kind, such matters are factually correct.

          (iv)  This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are based upon the law in effect, and factual matters as they exist, on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by any legislative action, judicial decision or otherwise.

          (v)   To the extent that the any of the Transaction Documents are incomplete, contain blanks, or refer to other agreements or documents, we express no opinion as to what effect, if any, such incomplete matters, blanks, or other items may have on the matters covered by this letter.

          (vi)  We express no opinion (a) on the accuracy of any representation or warranty or the accuracy of any calculations, descriptions, or facts in the Transaction Documents or in any exhibit or schedule thereto or in any document referenced therein or related thereto; (b) as to the tax or accounting effects of, or the characterization of, the Transaction Documents or the transactions described therein; or (c) as to any disclosure or reporting obligations of the Company or any of the Other Parities and their respective participants, agents, successors and assigns with respect to the transactions contemplated by the Transaction Documents.

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Oppenheimer & Co. Inc.
March 25, 2011

          (vii) Our opinion at Paragraph 1 is based solely upon the Good Standing Certificate and our opinion with respect to such matter is rendered as of the date of the Good Standing Certificate and limited accordingly.

          (viii)  Our opinion at Paragraph 2 is based solely upon our review of the Articles, the Bylaws, the Board Consent and the Opinion Certificate.

          (ix)  Our opinion in clause (ii) of Paragraph 4 is limited to those consents, approvals, filings or registrations required by Colorado law and excludes any consents, approvals, filings or registrations required to be made with any Colorado state or local governmental authority or which are otherwise required under any provision of Colorado law in each case by virtue of the applicable terms of the laws of the State of New York.

          (x)   Anything in this opinion to the contrary notwithstanding, we express no opinion concerning (a) ownership of any property or the holding by the Company of any interest in any property, (b) the validity, enforceability or binding nature of the Transaction Documents or any rights or remedies under such Transaction Documents, or (c) the creation, perfection or priority of any lien or security interest, including with respect to any future or optional advance of loan proceeds.

          (xi)  The opinions expressed in this letter do not (a) cover the effect of the Transaction Documents with respect to any prior credit agreements, loan facilities or other financings of the Company, or (b) cover the effect or supplement to any of the Transaction Documents or the validity or enforceability of any amendments(s) or supplement(s) thereto, including without limitation any refinancings, modifications, extensions, waivers, or releases. Except to the extent provided herein, we are not opining as to any transaction, event or occurrence contemplated by the Transaction Documents that is to occur or may occur after the date of this Opinion Letter.

This Opinion Letter is rendered solely to the Initial Purchasers and their permitted successors and assigns, and solely in connection with the Transaction Documents and the transactions contemplated thereby, and may not be relied upon by any Initial Purchaser, its successors and assigns, or by any other person for any other purpose; provided, however, that this opinion may be relied upon by the Initial Purchasers' attorneys in connection with the Transaction Documents and the transactions contemplated thereby. This opinion letter is not to be referred to, or quoted in, any document, report, or financial statement or filed with, or delivered to, any governmental agency or any other person or entity without our prior written consent.

Very truly yours,
/s/ FAEGRE & BENSON LLP
FAEGRE & BENSON, LLP

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  Exhibit 5.11